SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

INTEGRAL VISION, INC.

(Exact Name of Registrant as Specified in Its Charter)

Michigan (State of Incorporation)	38-2191935 (IRS Employer I.D. Number)

38700 Grand River Avenue
Farmington Hills, MI 48335
(Address of Principal Executive Office)

INTEGRAL VISION, INC. 1999 EMPLOYEE STOCK OPTION PLAN
and
2002 CEO COMPENSATION AGREEMENT
(Full Title of Plan)

Mark R. Doede
President
Integral Vision, Inc.
38700 Grand River Avenue
Farmington Hills, MI 48335
(248) 471-2660
(Name, Address and Telephone Number of Agent for Service)

Copies to:
Josephine L. Cameron
WARREN CAMERON ASCIUTTO & BLACKMER, P.C.
P.O. Box 26067
Lansing, Michigan 48909
(517) 349-8600

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered	Share (1)	Price	Registration Fee
Integral Vision, Inc. Common Stock	900,000 Shares	$2.11	$1,899,000	$240.60

(1)	Represents the last price for the Company’s Common Stock on March 9, 2004 as reported by the Over-the-Counter Bulletin Board, pursuant to Rule 457(c).

REOFFER PROSPECTUS
AVAILABLE INFORMATION
INFORMATION INCORPORATED BY REFERENCE
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
SELLING SHAREHOLDERS
DESCRIPTION OF CAPITAL STOCK
PLAN OF DISTRIBUTION
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 7. Exemption From Registration Claimed.
Item 8. Exhibits
Item 9. Undertakings .
POWER OF ATTORNEY
SIGNATURES
EXHIBIT INDEX
Opinion of Warren Cameron Asciutto & Blackmer, PC
Consent of Independent Accountants

REOFFER
PROSPECTUS

755,000 SHARES
INTEGRAL VISION, INC.
COMMON STOCK

The shares registered hereby will be offered on behalf of the Selling Shareholders. See “Selling Shareholders”.

Neither The Securities And Exchange Commission Nor Any State Securities Commission Has Approved or Disapproved of These Securities or Determined If this Prospectus Is Truthful or Complete. Any Representation to the Contrary Is a Criminal Offense.

     The Securities registered hereby will be traded by the Selling Shareholders from time to time in ordinary market transactions at the then prevailing market prices. Commissions payable on such transactions will be paid by the Selling Shareholders, with the balance of the sale price representing the proceeds to the Selling Shareholders.

     Integral Vision, Inc. Common Stock is traded in the over-the-counter market. On March 9, 2004, the closing bid price, as reported by the Over-the-Counter Bulletin Board (Symbol: INVI) was $2.11 per share.

See “Risk Factors” beginning on page 3.

March 11, 2004

AVAILABLE INFORMATION

     Integral Vision, Inc. (“Integral Vision” or the “Company”) is subject to the informational requirements of the Securities and Exchange Act of 1934 (the “1934 Act”) and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Information may be obtained on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including the Company, at http://www.sec.gov. Information may also be obtained from Integral Vision’s website at http://www.iv-usa.com.

INFORMATION INCORPORATED BY REFERENCE

     The Company hereby incorporates by reference into this Prospectus the following documents filed with the Commission pursuant to the Securities Act of 1933 and the 1934 Act:

A.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2002;

B.	The Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

C.	The Company’s proxy statement related to its annual meeting of shareholders held May 28, 2003; and

D.	All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to termination of the offering.

     The Company will provide without charge to each person to whom the Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Integral Vision, Inc., Attn: Investor Relations, 38700 Grand River Avenue, Farmington Hills, Michigan 48335, telephone: (248) 471-2660.

     No salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus.

The Company

     Integral Vision, Inc. supplies microprocessor-based inspection systems for use in industrial manufacturing environments. The principle application for the Company’s products is optical inspection systems (“machine vision products”). The address of the Company’s executive offices is 38700 Grand River Avenue, Farmington Hills, MI 48335. Its telephone number is 248-471-2660.

The Offering

Securities Offered	Integral Vision, Inc. Common Stock

Size of Offering	755,000 shares

Distribution	The shares registered hereby will be offered by the Selling Shareholders in market transactions at then prevailing market prices.

Common Stock Outstanding
as of March 10, 2004	9,429,901

Use of Proceeds	The Company will receive no proceeds from the offering, as all shares offered hereby are offered on behalf of the Selling Shareholders.

OTCBB Stock Market Symbol	INVI

The Selling Shareholders

     The Selling Shareholders are officers and directors of the Company who have been granted stock options under the Company’s 1999 Stock Option Plan and CEO Compensation Plan.

RISK FACTORS

The Common Stock offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before making an investment in the shares of Common Stock offered hereby.

Lack of Profitable Operations in Recent Periods. During the years ended December 31, 2002, 2001 and 2000, the Company incurred losses from operations of $2.2 million, $8.1 million and 7.1 million, respectively. Losses through the first three quarters of 2003 were $1.4 million. Although management of the Company believes that revenues from operations and additional funds it may raise through offerings of its equities will be adequate to permit it to meet its obligation, there can be no assurance that such plans will be successful or that the Company will be able to continue as a going concern.

New Products/Rapid Technological Change. The markets in which the Company competes are characterized by rapid technological change. The Company’s continued success will depend in large part upon its ability to develop and successfully introduce new products and product enhancements. The Company has devoted and will continue to devote substantial resources to research and development. There can be no assurance that the Company will be able to successfully develop, introduce and market new products or enhancements, or that new products or enhancements will meet the requirements of the marketplace or achieve market acceptance. If the Company is unable to develop and introduce new products or enhancements in a timely manner in response to changing market conditions or customer requirements, the Company’s results of operations will be materially and adversely affected. In addition, technological developments have resulted and may continue to result in the obsolescence of components and subassemblies the Company holds as inventory.

Competition. The markets for microprocessor-based manufacturing control and inspection equipment are highly competitive. For optical inspection, the Company’s primary competitors are Westar Display Technologies, Inc. and Displaycheck. The Company believes the principal competitive factors for optical inspection are quality, price, cycle times, and features. While the Company believes it currently competes favorably with respect to the above factors, there can be no assurance that it will be able to continue to do so or that competition will not have a material adverse effect on the Company’s results of operations and financial condition. While the Company may face competition from additional sources in all aspects of its business, the Company believes that competition in the optical inspection of small flat panel displays industry in particular may intensify, and that companies with significantly greater technical, financial and marketing resources than the Company may enter its markets.

Importance of Proprietary Rights. The Company’s continued success depends in significant part upon the protection of the proprietary status of its technology. The Company relies on a combination of patents, confidentiality agreements and trade secrets to protect its proprietary technologies. There can be no assurance that these measures will be adequate to meaningfully protect its intellectual property or that others will not independently develop substantially equivalent technology and techniques or otherwise gain access to the Company’s trade secrets. In addition, litigation may be necessary to protect the Company’s intellectual property rights, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Adverse findings in such proceedings could subject the Company to liability to third parties, require the Company to seek licenses from third parties, or otherwise adversely affect the Company’s ability to manufacture and sell affected products. In addition, there can be no assurance that foreign intellectual property laws will protect the Company’s patents and other intellectual property rights to the same extent as the laws of the United States.

Substantial Non-U.S. Operations. Products sold for ultimate delivery to non-U.S. end-users (“non-U.S. sales”) accounted for 13%, 60% and 46% of the Company’s net sales in 2003, 2002 and 2001, respectively. The Company expects that such sales will continue to represent a significant percentage of its net sales. Non-U.S. sales involve a number of risks, including fluctuations in exchange rates, changes in trade policies, tariff regulations and changes in governments. Most of the Company’s international sales are denominated in U.S. dollars. For certain non-U.S. sales, the Company markets and sells its products through independent sales representatives in Western Europe and Asia. The loss of a key foreign sales agent or OEM could have a material adverse effect on the Company’s non-U.S. sales, and accordingly, the Company’s results of operations.

Ability to Manage Growth. As part of its business strategy, management intends to pursue rapid growth. This growth strategy will require expanded customer services and support, increased personnel throughout the Company, expanded operational and financial systems and the implementation of additional control procedures. There is no assurance that the Company will be able to attract qualified personnel or successfully manage expanded operations. Failure to manage growth effectively could adversely affect the Company’s financial condition and results of operations.

Dependence Upon Key Personnel. The continued success of the Company is dependent in large part on certain key management and technical personnel, the loss of one or more of whom could adversely affect the Company’s business. In particular, the Company relies upon the services and expertise of its CEO, Charles J. Drake, its President Mark R. Doede, and its product development and engineering staff. The Company maintains a key man life insurance policy on Mr. Drake in the amount of $1.0 million. Management believes that its future success will depend significantly upon its ability to attract, retain and motivate skilled technical, sales and management employees. There can be no assurance that the Company will be able to attract and retain qualified personnel.

Quarterly Fluctuations. The Company’s revenues and operating results have varied substantially from quarter to quarter and management believes these fluctuations may continue. The Company’s reliance on large orders has contributed to the variability of the Company’s operating results.

Stock Price Volatility. The market for securities of small market-capitalization companies has been highly volatile in recent years, often for reasons unrelated to a company’s results of operations. The Company believes that factors such as quarterly fluctuations in financial results, changes in the display industry, sales of common stock by existing shareholders and substantial product orders may contribute to the volatility of the price of the Company’s common stock. General economic trends such as recessionary cycles and changing interest rates may also adversely affect the market price of the Company’s Common Stock.

USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Common Stock by the Selling Shareholders pursuant to this offering.

SELLING SHAREHOLDERS

     The Selling Shareholders are officers and directors of the Company who have been granted stock options to purchase common stock of the Company under the Company’s 1999 Stock Option Plan and its CEO who received stock pursuant to the CEO Compensation Plan. The following table sets forth, for each of the Selling Shareholders, the number of shares currently held, the shares offered, and the amount of shares to be owned after completion on the offering.

					Shares to be Owned Following
		Shares Currently			Offering
Name	Position	Owned		Shares Offered	Number		Percent
	CEO, Chairman of
	the Board of
Charles J. Drake	Directors	2,341,125	(1)	400,000	1,941,125	(1)	16.6%
Mark R. Doede	President	337,000	(2)	20,000	317,000	(2)	3.3%
	Vice President of
	Marketing, Vision
Arthur D. Harmala	Products	195,000	(3)	110,000	85,000	(3)	*
	Chief Technical
Andrew Blowers	Officer	144,162	(4)	95,000	49,162	(4)	*
	Vice President of
Mark A. Michniewicz	Engineering	135,100	(5)	130,000	5,100	(5)	*

*	less than 1%

(1)	Includes warrants for the purchase of 1,890,000 shares of Integral Vision Common Stock.

(2)	Includes 308,000 shares currently, and 288,000 shares following this offering, on which Mr. Doede holds options which he is eligible to exercise.

(3)	Includes 193,000 shares currently, and 83,000 shares following this offering, on which Mr. Harmala holds options which he is eligible to exercise.

(4)	Includes 140,000 shares currently, and 45,000 shares following this offering, on which Mr. Blowers holds options which he is eligible to exercise.

(5)	Includes 135,000 shares currently, and 5,000 shares following this offering, on which Mr. Michniewicz holds options which he is eligible to exercise.

DESCRIPTION OF CAPITAL STOCK

The following description does not purport to be complete and is qualified in its entirety by this reference to the Company’s Articles of Incorporation, a copy of which is an exhibit to the Registration Statement of which this Prospectus is a part.

Common Stock

     The Company is authorized to issue 25,000,000 shares of Common Stock, without par value, stated value $0.20 per share. As of March 10, 2004, there were 9,429,901 shares of Common Stock outstanding. Except for 400,000 of the shares of stock offered by Charles J. Drake, which are currently outstanding, none of the shares offered has been issued and will not be issued until each Selling Shareholder chooses to exercise his option. Once such shares have been issued upon exercise of the options, completion of this offering will have no effect on the number of shares of Common Stock outstanding. All issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

     Each share of Common Stock of the Company entitles the holder thereof to one vote. Shareholders do not have cumulative voting rights in the election of directors. In the event of liquidation, holders of Common Stock will be entitled to receive any assets distributable to Shareholders, on a pro rata basis, in respect of shares held by them.

     Holders of Common Stock of the Company do not have any preemptive right to subscribe to any additional securities which may be issued by the Company. Holders of Common Stock are entitled to receive such dividends out of funds legally available therefore at such time and in such amounts as the Board of Directors may from time to time determine.

Preferred Stock

     The Company is authorized to issue 400,000 shares of Preferred Stock. The Board of Directors is authorized to issue such Preferred Stock in classes or series and to fix the designations, preferences, qualifications, limitations or restrictions of any class or series with respect to the rate and nature of dividends, the price and terms and conditions on which shares may be redeemed, the amount payable in the event of voluntary or involuntary liquidation, the terms and conditions for conversion or exchange into any other class or series or stock, voting rights and other terms. Any preferred stock so issued could dilute the voting power and equity of the holders of the Common Stock by, for example, reducing the amount of funds otherwise available for payment to holders of the Common Stock, either upon liquidation of the Company or as dividends, restricting the payment of dividends to holders of Common Stock, and diluting the voting power of the holders of the Common Stock. No shares of Preferred Stock are presently outstanding.

     One of the effects of the existence of unissued and unreserved shares of capital stock may be to enable the Board of Directors to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of the Company’s management. If, for example, in the due exercise of its fiduciary obligations the Board of Directors were to determine that a takeover proposal is not in the Company’s best interest, such shares could be issued by the Board of Directors without shareholder approval in one or more private placements or other transactions that might prevent or render more difficult or costly the completion of the takeover by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Anti-Takeover Statutes

     Chapter 7A of the Michigan Business Corporation Act (the “MBCA”) provides that business combinations between a Michigan corporation and a beneficial owner of 10% of more of the voting power of such corporation generally require the approval of 90% of the votes of each class of stock entitled to be cast, and not less than 2/3 of the votes of each class of stock entitled to be cast other than voting shares owned by such an affiliate or 10% owner. Such requirements will not apply if (i)

the corporation’s board of directors approves the transaction prior to the time the 10% owner becomes such or (ii) the transaction satisfies certain fairness standards, certain other conditions are met and the 10% owner has been such for at least five years. Currently, the Company is not subject to Chapter 7A pursuant to a provision exempting a corporation which had an interested shareholder on the effective date of the Act. The Company’s Board may, by resolution and without a shareholder vote, cause the Company to become subject to chapter 7A. However, the Company has no present intention to elect to become subject to Chapter 7A.

     Chapter 7B of the MBCA provides that “control shares” of a corporation acquired in a control share acquisition have no voting rights except as granted by the shareholders of the corporation. “Control shares” are shares which, when added to shares previously owned by a shareholder, increase such shareholder’s ownership of voting stock to more than 20% but less than 33 1/3%, more than 33 1/3% but less than a majority, or more than a majority of the outstanding voting power of the corporation. A control share acquisition must be approved by a majority of the votes cast by holders of shares entitled to vote excluding shares owned by the acquirer and certain officers and directors. However, no such approval is required for gifts or other transactions not involving consideration, or a merger to which the corporation is a party, or certain other transactions described in Chapter 7B.

     If a corporation’s articles of incorporation or bylaws so provide before a control share acquisition has occurred, control shares acquired in a control share acquisition with respect to which no acquiring person statement has been filed may be redeemed at “fair value” by the corporation at any time during the period ending 60 days after the last control share acquisition. In addition, if, prior to a control share acquisition, a corporation’s articles of incorporation or bylaws so provide, control shares may be redeemed at “fair value” after an acquiring person statement has been filed and after the meeting at which the voting rights of the control shares are submitted to shareholders if the control shares are not accorded full voting rights. Unless otherwise provided in a corporation’s articles of incorporation or bylaws, in the event that control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired a majority of all voting power of the corporation, the shareholders of the corporation, other than the acquiring person, have dissenters’ rights. “Fair value” means a value not less than the highest price paid per share by the acquiring person in the control share acquisition. The Articles of Incorporation and Bylaws of the Company currently contain no provisions with respect to control shares. However, the Company’s Board may, by resolution and without a shareholder vote, amend the Bylaws.

Transfer Agent and Registrar

     The Transfer Agent and Registrar for the Common Stock of the Company is Registrar and Transfer Company, Cranford, NJ.

PLAN OF DISTRIBUTION

     The Common Stock registered hereby will be offered, either all at one time or from time to time, in ordinary market transactions at the then current market price(s).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The Company hereby incorporates by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2002;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

(c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

(d)	The Company’s Quarterly Report on Form, 10-Q for the quarter ended September 30, 2003; and

(e)	The description of the Company’s securities included in its registration statement pursuant to Section 12(g) of the Exchange Act, SEC File No. 0-12728, as amended by the Company’s registration statement on Form S-3, dated May 24, 1994, Registration No. 33-77346.

     All periodic reports or proxy materials filed by the Company pursuant to section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and shall be a part thereof from the date of filing of such documents.

Item 5. Interests of Named Experts and Counsel.

     The legality of the issuance of the Common Stock to be sold by the Company and certain other legal matters pertaining to the issuance and sale of the stock by the Company will be passed on by Warren Cameron Asciutto & Blackmer, P.C., Lansing, Michigan, the general counsel of the Company.

Item 6. Indemnification of Directors and Officers.

     The Bylaws of the Registrant provide that the Registrant may indemnify any and all of its directors and officers, former directors and officers, and the current and former directors or officers of another corporation, partnership, joint venture, trust or other enterprise in which they are or were serving at the request of the Registrant, to the full extent of Michigan law, including against any and all expenses, including legal fees, actually and reasonably incurred by such directors or officers or former directors or officers in connection with such action, in which they, or any of them, are made parties or a party, by reason of being or having been directors or officers of the Registrant, or of such other entity, if they acted in good faith and in a manner they reasonably believed to be in the best interest of the Registrant, and had no reason to believe their conduct was unlawful.

     With respect to actions or suits by or in the name of the Registrant to procure a judgment in its favor, no indemnification shall be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable for negligence or misconduct in the performance of its duty to the Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     The Articles of Incorporation of the Registrant provide that, to the full extent that the laws of the State of Michigan permit the limitation or elimination of the liability of directors or officers, no director or officer of the corporation shall be personally liable to the corporation or its stockholders for damages for breach of any duty owed to the corporation or its stockholders.

     Michigan law allows the elimination of a director’s personal liability to the corporation or its shareholders for monetary damages for a breach of the director’s fiduciary duty. However, a director’s liability may not be eliminated or limited for: i) a breach of the director’s duty of loyalty to the corporation or its shareholders, ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, iii) violations of acts specifically enumerated in the statute, or iv) transactions from which the director derived an improper personal benefit.

Item 7. Exemption From Registration Claimed.

     The securities to be reoffered or resold pursuant to this registration statement were issued (or will be issued in the case of the shares to be issued upon exercise of stock options) in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 for transactions by an issuer not involving a public offering. The securities were, or in the case of the stock options will be, issued by the Registrant to its officers or directors pursuant to the Registrant’s employee benefit plans.

Item 8. Exhibits

Exhibit Number	Description of Document
5	Opinion of Warren Cameron Asciutto & Blackmer, P.C.

23.1	Consent of Warren Cameron Asciutto & Blackmer, P.C. (Included in Exhibit 5)

23.2	Consent of Independent Accountants

24	Power of Attorney (Included on Signature Page)

Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          ii) That for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          iii) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes to transmit or cause to be transmitted to all employees participating in the Plan who do not otherwise receive such material as shareholders of the registrant, at the time and in the manner such material is sent to its shareholders, copies of all reports, proxy statements and other communications distributed to its shareholders generally.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

     Each person whose signature appears below hereby appoints Charles J. Drake, Chairman, and Mark R. Doede, President, his true and lawful attorney-in-fact with authority together or individually to execute and to file with the Securities and Exchange Commission, any amendments to this Registration Statement on Form S-8, together with any exhibits and other documents.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmington Hills, State of Michigan, on this 10th day of March, 2004.

INTEGRAL VISION, INC.
By:	/s/ Mark R. Doede
Mark R. Doede, President and Treasurer
(Chief Financial Officer)

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Charles J. Drake	Dated: March 10, 2004
Charles J. Drake, Chairman of the Board (Principal Executive Officer)

/s/ Max A. Coon	Dated: March 10, 2004
Max A. Coon, Director

/s/ Samuel O. Mallory	Dated: March 10, 2004
Samuel O. Mallory, Director

/s/ Vincent Shunsky	Dated: March 10, 2004
Vincent Shunsky, Director

/s/ William B. Wallace	Dated: March 10, 2004
William B. Wallace, Director

EXHIBIT INDEX

Exhibit Number	Description of Document
5	Opinion of Warren Cameron Asciutto & Blackmer, P.C.

23.1	Consent of Warren Cameron Asciutto & Blackmer, P.C. (Included in Exhibit 5)

23.2	Consent of Independent Accountants

24	Power of Attorney (Included on Signature Page)